Exhibit 5.1

Our Reference JC000499/JM002772/CLT/PKR

JurisAsia LLC

12 Marina View

Asia Square Tower 2

#10-05

Singapore 018961

4 June 2026

Primech Holdings Ltd.

23 Ubi Crescent

Singapore 408579

Board of Directors of Primech Holdings Ltd.

Dear Sirs

PRIMECH HOLDINGS LTD. – REGISTRATION STATEMENT ON FORM S-8

Introduction

1.	We have acted as Singapore legal counsel to Primech Holdings Ltd. (the “Company”) in connection with the preparation of the Company’s registration statement on Form S-8, including all amendments and supplements thereto (the “Registration Statement”) as filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Securities Act”) on or about the date hereof. The Registration Statement relates to the registration under the Securities Act of ordinary shares of the Company, to be issued pursuant to the Primech Holdings Ltd.’s 2025 Equity Incentive Plan (the “2025 Equity Incentive Plan”), as adopted by the board of directors of the Company on 13 May 2025, and as approved by the shareholders of the Company at the extraordinary general meeting of the Company held on 19 June 2025.

2.	Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents (as defined below). We have taken instructions solely from the Company. This opinion is being rendered solely to the Company in connection with the filing of the Registration Statement.

Documents

3.	For the purpose of rendering this opinion, we have examined the following documents (the “Documents”):

(a)	a copy of the draft Registration Statement;

(b)	a copy of the second amended and restated constitution of the Company (the “Constitution”);

(c)	a copy of the certificate confirming incorporation of company dated 15 May 2023 issued by the Accounting and Corporate Regulatory Authority of Singapore (“ACRA”);

(d)	a copy of the business profile of the Company dated 28 May 2026 issued by the ACRA;

(e)	copies of the resolutions in writing of the board of directors of the Company dated 13 May 2025 approving, among other things, the Company’s adoption of the 2025 Equity Incentive Plan, subject to shareholder approval (the “Board Resolutions”);

(f)	a copy of the minutes of the extraordinary general meeting dated 19 June 2025 whereby the shareholders approved and adopted, among other things, the 2025 Equity Incentive Plan (together with the Board Resolutions, the “Resolutions”); and

(g)	a copy of the 2025 Equity Incentive Plan.

4.	Save as expressly provided in paragraph 6 of this opinion, we express no opinion whatsoever with respect to any agreement or document described in paragraph 3 of this opinion, including the Documents.

Assumptions

5.	We have assumed:

(a)	the correctness of all facts stated in all Documents submitted to us;

(b)	the genuineness of all signatures (including electronic signatures) and seals on all Documents and the completeness, and the conformity to original documents, of all copies submitted to us;

(c)	that copies of each of the Documents (including the Resolutions) submitted to us for examination are true, complete and up-to-date copies and have not been modified, supplemented or superseded;

(d)	that the Resolutions have been duly passed in accordance with the Constitution and have not been rescinded or modified and they remain in full force and effect and that no other resolution or other action has been taken which may affect the validity of the Resolutions;

(e)	that the information disclosed by the electronic searches made on 28 May 2026 of the electronic records of the ACRA against the Company (the “ACRA Searches”) is true and complete, (ii) that such information has not since then been materially altered, and (iii) that the ACRA Searches did not fail to disclose any material information which has been delivered for filing but did not appear on the public file at the time of the ACRA Searches;

(f)	that where a document has been submitted to us in draft form, it will be executed in the form of that draft;

(g)	that there are no provisions of the laws of any jurisdiction (other than the Republic of Singapore) which may be contravened by the execution or delivery of the 2025 Equity Incentive Plan and that, insofar as any obligation expressed to be incurred or performed under the 2025 Equity Incentive Plan fails to be performed in or is otherwise subject to the laws of any jurisdiction other than the Republic of Singapore, its performance will not be illegal by virtue of the laws of that jurisdiction;

(h)	that all consents, approvals, authorisations, licences, exemptions or orders required from any governmental body or agency in jurisdictions other than the Republic of Singapore and all other requirements for the legality, validity and enforceability of the 2025 Equity Incentive Plan in jurisdictions other than the Republic of Singapore have been duly obtained or fulfilled and are and will remain in full force and effect and that any conditions to which they are subject have been satisfied;

(i)	that the execution and delivery by the Company and the performance of its obligations under the 2025 Equity Incentive Plan does not contravene any provision of the laws of any jurisdiction (other than the Republic of Singapore) to which the Company or any of its assets are subject and no consent, approval, authorisation or order of or qualification with any governmental body or agency outside the Republic of Singapore is required for the performance by the Company of its obligations under the Plan;

(j)	the absence of fraud, bad faith, undue influence, coercion or duress on the part of the Company and its respective officers with respect to the 2025 Equity Incentive Plan;

(k)	that in exercising its powers to enter into the 2025 Equity Incentive Plan, the directors and shareholders of the Company are acting in good faith and in furtherance of substantive objects and for legitimate purposes, and that the entry into the 2025 Equity Incentive Plan may reasonably be considered to have been in the interests and for the commercial benefit of the Company;

(l)	the aggregate number of ordinary shares which may be issued or transferred pursuant to awards granted under the 2025 Equity Incentive Plan will not exceed the limit prescribed under the 2025 Equity Incentive Plan and any shareholder approval obtained in respect thereof, including the cap of fifteen per cent (15%) of the total number of issued ordinary shares in the capital of the Company from time to time, excluding treasury shares where applicable;

(m)	in respect of any ordinary shares issued upon the exercise of options or settlement of awards under the 2025 Equity Incentive Plan, the Company will have received the consideration, if any, required under the 2025 Equity Incentive Plan, the relevant award agreement and applicable law before or upon such issue; and

(n)	there is nothing under any law (other than the laws of the Republic of Singapore), that would or might affect the opinions herein.

Opinion

6.	Based upon and subject to the foregoing, and subject to the qualifications set forth below, we are of the opinion that the fully paid-up ordinary shares in the capital of the Company as may be required to be issued pursuant to the grant and/or vesting of awards granted or to be granted under the 2025 Equity Incentive Plan, have been duly authorised by the Company for issuance and subscription in accordance with the laws of Singapore or the Constitution of the Company, as the case may be, and when issued and delivered by the Company pursuant to the provisions of the 2025 Equity Incentive Plan and the Constitution against payment of the issue price of such ordinary shares (if required), will be validly issued and fully paid.

Qualifications and Limitations

7.	This opinion relates only to the laws of general application of the Republic of Singapore as published at the date hereof and as currently applied by the courts of the Republic of Singapore, and is given on the basis that it will be governed by and construed in accordance with the laws of the Republic of Singapore. We have made no investigation of, and do not express or imply any views on, the laws of any country other than the Republic of Singapore. In respect of the Registration Statement, we have assumed due compliance with all matters concerning the laws of all other jurisdictions other than the Republic of Singapore.

8.	We hold ourselves out as only having legal expertise and our statements in this opinion are made only to the extent that a law firm practising Singapore law in the Republic of Singapore, having our role in connection with the 2025 Equity Incentive Plan, would reasonably be expected to have become aware of relevant facts and/or to have identified the implications of those facts.

9.	Our opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to all the Documents listed in paragraph 3 above, or to any other matter or document in connection with, or referred to, in such Document.

10.	This opinion is given on the basis of the laws of the Republic of Singapore in force as at the date of this opinion and we undertake no responsibility to notify you of any change in the laws of the Republic of Singapore after the date of this opinion.

11.	Subject to the foregoing, we consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and any amendments or supplements thereto. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations promulgated thereunder. Further, save for the use of this opinion as an exhibit to the Registration Statement, this opinion is not to be circulated to, or relied upon by, any other person (other than persons entitled to rely on it pursuant to applicable federal securities laws in the United States, if applicable) or quoted or referred to in any public document or filed with any governmental body or agency without our prior written consent.

Yours faithfully

JurisAsia LLC

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